Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Green Plains Inc.:

We consent to the use of our reports dated February 18, 2016, with respect to the consolidated balance sheets of the company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 18, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph that states the company acquired two ethanol plants, one located in Hereford, Texas on November 12, 2015 and one located in Hopewell, Virginia on October 23, 2015 (collectively referred to as the ethanol plants), and management excluded from its assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2015, the internal control over financial reporting associated with the ethanol plants which represent approximately 6% of the company’s consolidated total assets and approximately 1% of the company’s consolidated total revenues as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the company also excluded an evaluation of the internal control over financial reporting of the ethanol plants.

/s/ KPMG LLP

Omaha, Nebraska

December 22, 2016